EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-199725) and Form S-8 (File Nos. 333-212549 and 333-212551) of Cellceutix Corporation (the “Company”) of our report dated September 12, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10-K for the year ended June 30, 2016.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York

September 12, 2016